Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter Ended June 30, 2024

Chicago, IL, August 13, 2024 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced its financial results for the quarter ended June 30, 2024.

"The current recruiting market presents significant challenges. However, our recruitment services experienced a 3.2% revenue increase during the first two quarters of this year compared to the same period last year, demonstrating the effectiveness of our operational restructuring efforts. We remain committed to strategically targeting industries to establish ourselves as a leader in the diversity recruitment sector. RemoteMore has faced a slow demand for IT outsourcing in the first half of this year but is engaged in discussions with numerous potential clients. We remain cautiously optimistic about the possibility of converting some of these discussions into tangible results. Additionally, our NAPW network's membership revenue has decreased by 10.9% over the first two quarters. In response, the management team is actively exploring alternative revenue sources to sustain and support ongoing operations" stated Adam He, CEO of Professional Diversity Network, "Overall, we have successfully reduced our operational costs and expenses by 24.4% through the implementation of stricter controls during the first two quarters of this year compared to the same period last year."

Second Quarter Financial Highlights:

●

Total consolidated revenues for the three months ended June 30, 2024 decreased $151,000, or 8.2%, as compared to the same period in the prior year. However, the total pre-tax cost and expenses for the three months ended June 30, 2024 decreased $1,001,000, or 30.6%.

●

On June 30, 2024, cash balances were approximately $619,000 as compared to $628,000 on December 31, 2023. Working capital deficit from continuing operations on June 30, 2024, was approximately $1,512,000 as compared to $1,107,000 on December 31, 2023.

Financial Results for the Three Months Ended June 30, 2024

Revenues

Total revenues for the three months ended June 30, 2024 decreased approximately $151,000, or 8.2%, to approximately $1,690,000 from approximately $1,841,000 during the same period in the prior year. The decrease was predominantly attributable to a reduction in demand for contracted software development as compared to the same period in the prior year.

During the three months ended June 30, 2024, our PDN Network generated approximately $1,153,000 in comparable revenues compared to approximately $1,102,000 in revenues during the three months ended June 30, 2023, a increase of approximately $51,000 or 4.6%.

During the three months ended June 30, 2024, NAPW Network revenues were approximately $108,000, compared to revenues of approximately $136,000 during the same period in the prior year, a decrease of approximately $28,000 or 20.6%.

During the three months ended June 30, 2024, RemoteMore revenue was approximately $429,000, compared to revenues of approximately $603,000 during the same period in the prior year, a decrease of approximately $174,000, or 28.8%.

Costs and Expenses

Cost of revenues during the three months ended June 30, 2024 was approximately $626,000, a decrease of approximately $140,000, or 18.3%, from approximately $766,000 during the same period of the prior year. The decrease was predominantly due to the aforementioned reduction in demand of contracted software development costs related to RemoteMore and reduced expenditures related to third-party services.

Sales and marketing expense during the three months ended June 30, 2024 was approximately $772,000, a decrease of approximately $344,000, or 30.8%, from $1,116,000 during the same period in the prior year.

General and administrative expenses during the three months ended June 30, 2024 decreased by approximately $425,000, or 34.2%, to approximately $819,000, as compared to approximately $1,244,000 the same period in the prior year.

Net Loss from Continuing Operations, Net of Tax

As a result of the factors discussed above, during the three months ended June 30, 2024, we incurred a net loss from continuing operations of approximately $586,000, a decrease in the net loss of approximately $846,000, compared to a net loss of approximately $1,432,000 during the three months ended June 30, 2023.

Summary of the Quarter’s Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	June 30,	December 31,
	2024	2023
	(in thousands)	(in thousands)
Current Assets:
Cash and cash equivalents	$619	$628
Other current assets	1,419	1,740
Total current assets	$2,038	$2,368
Long-term assets	3,761	3,959
Total Assets	$5,799	$6,327

Total current liabilities	$3,550	$3,475
Total long-term liabilities	240	283
Total liabilities	$3,790	$3,758

Total stockholders’ equity	2,455	3,048
Total stockholders’ equity – noncontrolling interests	(446)	(479)
Total liabilities and stockholders’ equity	$5,799	$6,327

Summary of Financial Operations

	Six Months Ended
	June 30,		Change	Change
	2024	2023	(Dollars)	(Percent)
	(in thousands)
Revenues:
Membership fees and related services	$236	$265	$(29)	(10.9)%
Recruitment services	2,249	2,179	70	3.2%
Contracted software development	914	1,302	(388)	(29.8)%
Consumer advertising and marketing solutions	18	50	(32)	(64.1)%
Total revenues	$3,417	$3,796	$(379)	(10.0)%

Cost and expenses:
Cost of revenues	$1,279	$1,840	$(561)	(30.5)%
Sales and marketing	1,602	1,937	(335)	(17.3)%
General and administrative	1,814	2,297	(483)	(21.0)%
Depreciation and amortization	107	280	(173)	(61.7)%
Total pre-tax cost and expenses:	$4,802	$6,354	$(1,552)	(24.4)%

Consolidated net loss from continuing operations, net of tax	$(1,393)	$(2,541)	$1,148	(45.3)%

Basic and diluted loss per share:
Net loss per share	$(0.12)	$(0.25)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	11,561,343	10,149,410

	Three Months Ended
	June 30,		Change	Change
	2024	2023	(Dollars)	(Percent)
	(in thousands)
Revenues:
Membership fees and related services	$109	$136	$(27)	(19.7)%
Recruitment services	1,145	1,076	69	6.4%
Contracted software development	429	604	(175)	(29.0)%
Consumer advertising and marketing solutions	7	25	(18)	(71.7)%
Total revenues	$1,690	$1,841	$(151)	(8.2)%

Cost and expenses:
Cost of revenues	$626	$766	$(140)	(18.3)%
Sales and marketing	772	1,116	(344)	(30.8)%
General and administrative	819	1,244	(425)	(34.2)%
Depreciation and amortization	55	147	(92)	(62.7)%
Total pre-tax cost and expenses:	$2,272	$3,273	$(1,001)	(30.6)%

Consolidated net loss from continuing operations, net of tax	$(586)	$(1,432)	$846	(59.1)%

Basic and diluted loss per share:
Net loss per share	$(0.05)	$(0.14)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	11,650,830	10,387,359

Summary of Cash Flows from Continuing Operations

	Six Months Ended June 30,
Cash (used in) provided by continuing operations	2024	2023
	(in thousands)
Operating activities	$(768)	$(879)
Investing activities	(153)	(821)
Financing activities	912	2,700
Net increase in cash and cash equivalents from continuing operations	$(8)	$1,000

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following non-GAAP financial information in the tables that follow are reconciled to comparable information presented using GAAP, derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.

The adjustments for the three and six months ended June 30, 2024 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax expense (benefit).

The adjustments for the three and six months ended June 30, 2023 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax expense (benefit).

	Three Months Ended June 30,
	2024	2023
	(in thousands)
Loss from Continuing Operations, net of tax	$(586)	$(1,432)
Stock-based compensation	26	30
Loss attributable to noncontrolling interest	33	25
Depreciation and amortization	55	147
Other (expense) income, net	-	-
Income tax expense (benefit)	4	1
Adjusted EBITDA	$(468)	$(1,229)

	Six Months Ended June 30,
	2024	2023
	(in thousands)
Loss from Continuing Operations	$(1,393)	$(2,541)
Stock-based compensation	110	63
Litigation settlement reserve	-	-
Loss attributable to noncontrolling interest	48	77
Depreciation and amortization	107	280
Other (expense) income, net	2	(7)
Income tax expense (benefit)	6	(10)
Adjusted EBITDA	$(1,120)	$(2,138)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including National Association of Professional Women (NAPW) and its brand, International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ+ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.ipdn.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdnusa.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released August 13, 2024